Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-174940, 333-151903 and 333-126551) and the registration statements on Form S-3 (Nos. 333-179989, 333-174203, 333-165691, 333-164177, 333-159376, 333-133824, 333-127857 and 333-117022) of our report dated March 10, 2011 with respect to our audit of the consolidated statements of operations, stockholders’ equity (deficit) and comprehensive loss and cash flows of Mast Therapeutics, Inc. (formerly, ADVENTRX Pharmaceuticals, Inc.) and Subsidiaries (a development stage enterprise) for the period from January 1, 2002 through December 31, 2010, which report appears in this Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ CohnReznick LLP

San Diego, California

March 19, 2013